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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5676	Sam Brown, Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA RECEIVES NONCOMPLIANCE NOTICE FROM NASDAQ

Plymouth Meeting, PA — June 27, 2006 — Genaera Corporation (NASDAQ: GENR) today announced that it has received notification from NASDAQ that the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement under NASDAQ Marketplace Rule 4310(c)(4) for the last 30 consecutive trading days.

In accordance with NASDAQ rules, the Company has been afforded 180 calendar days, or until December 26, 2006, to regain compliance with the minimum bid price requirements. Compliance would be achieved by the bid price of the Company’s common stock closing at $1.00 per share or more for a minimum of 10 consecutive trading days during the 180 day period.

If the Company is unable to regain compliance prior to December 26, 2006, NASDAQ will determine whether the Company meets the NASDAQ initial listing criteria, as set forth in Marketplace Rule 4310(c), except for the bid price requirement. Should the Company meet the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period.

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.